Exhibit 99.1

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 COMPANY ANNOUNCES FOUR YEAR GOALS

SAN DIEGO, Dec. 13, 2005 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today announced at the 2005 Annual Shareholder Meeting its four-year goals covering fiscal years 2006 through 2009. The Company’s goal is to grow sales by a compound annual growth rate between 7.6 and 9.3 percent and to grow net income by a compound annual growth rate between 9.8 and 12.1 percent.

“We will continue to focus on developing our existing brand portfolio through innovation and we will be looking for opportunities to acquire new brands that meet our stringent criteria.” said Garry O. Ridge, WD-40 Company president and CEO. “A new acquisition would have an added impact on these goals.”

For more information on these goals, investors can review details in the slide titled, “Goal On One Page” in its investor presentation posted on the Investor Relations website at www.wd40.com/ir/.

The Company also announced its board of directors declared a regular quarterly dividend on December 13, 2005 of $0.22 per share, payable January 31, 2006 to stockholders of record on January 6, 2006.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40®, and 3-IN-ONE®, the Lava® and Solvol® brands of heavy-duty hand cleaners, and household products 2000 Flushes®, X-14®, Carpet Fresh®, and Spot Shot®. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $263.2 million in fiscal 2005. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product introductions and the uncertainty of market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

#